                                      EXHIBIT 11


                       COMPUTATION OF PER SHARE EARNINGS (LOSS)
                         (In thousands, except per share data)


                                            Nine months ended     Fiscal years ended
                                               December 31,           March 31,
Basic Per Share Earnings (Loss)              1997       1996       1997       1996
                                                     (Unaudited)


Average shares outstanding during period    20,645     19,884     19,873     19,879
                                           =======    =======    =======    =======


Net income (loss)                          $(1,552)   $ 3,331    $ 2,635    $(3.984)

Undeclared cumulative dividends on
    preferred stock                           (150)      (597)      (647)    (1,342)

Excess carrying amount and cumulative
    undeclared dividends of Preferred
    Stock over consideration                    --     10,580     10,580      4,954
                                           -------    -------    -------    -------
Net income (loss) applicable to common
    shares                                 $(1,702)   $13,314    $12,568    $  (372)
                                           =======    =======    =======    =======


Basic net income (loss) per common share   $  (.08)   $   .67    $   .63    $  (.02)
                                           =======    =======    =======    =======

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                                        -1-

                                     EXHIBIT 11


                 COMPUTATION OF PER SHARE EARNINGS (LOSS) (Cont'd)
                       (In thousands, except per share data)

                                            Nine months ended     Fiscal years ended
                                               December 31,           March 31,
Diluted Per Share Earnings                   1997       1996       1997       1996
                                                     (Unaudited)


Average shares outstanding during period    20,645     19,884     19,873     19,879

Employee stock options assumed exercised       185         --         --         --

Dilutive effect of convertible securities
  computed by the "if converted" method:
  Series A preferred stock                      95        126        126        337
  Series B & C preferred stock               1,986      1,986      1,986      9,931
                                           -------    -------    -------    -------
                                            22,911     21,996     21,985     30,147
                                           =======    =======    =======    =======


Net income (loss)                          $(1,552)   $ 3,331    $ 2,635    $(3,984)

Adjustment for repurchase of Senior
  Preferred Stock                               --       (522)      (522)        --

Excess carrying amount and cumulative
  undeclared dividends of Preferred Stock
  over consideration                            --     10,580     10,580      4,954
                                           -------    -------    -------    -------
Net income applicable to common shares     $(1,552)   $13,389    $12,693    $   970
                                           =======    =======    =======    =======


Diluted net income (loss) per common share $  (.07)   $   .61    $   .58    $   .03
                                           =======    =======    =======    =======







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